Exhibit 99.1

Lee Pharmaceuticals Announces First Quarter Results

Lee Pharmaceuticals (OTC Bulletin Board symbol: LPHM) reported results for the first quarter ended December 31, 2004.  Included in the Company’s reported net profit of $85,000 for the three months ended December 31, 2004 was a gain from the sale of a product line for $750,000 cash.  The $750,000 gain is included in other income.  The net profit of $85,000, or 2 cents per share, is compared to the net profit of $12,000 for the three months ended December 31, 2003.

Gross revenues for the three months ended December 31, 2004 were $2,339,000, a decrease of approximately $487,000, or 17% from the comparable three months ended December 31, 2003.  The Company reported decreased volume in several product categories including over the counter items.  The decrease in gross revenues was partially offset by an increase in the Lee® Lip-Ex® lip balm category.

Net revenues decreased approximately $294,000, or 12%, for the three months ended December 31, 2004, as compared to the three months ended December 31, 2003.  The change in net revenues was primarily due to the explanations discussed above related to gross revenues.  The Company’s sales returns decreased approximately $188,000, or 58%, when comparing the three months ended December 31, 2004 and 2003.  The Company experienced fewer deductions of their SKUs (stock keeping units) at the retail store level during the three months ended December 31, 2004.

Included in other income, as of the period ended December 31, 2004, were realized gains of approximately $49,000 related to the sale of three products.  These realized gains pertain to the recognition of the earned portion of the deferred income of the consulting agreements arising from the sale of these products.  Also included is $67,000 arising from a service agreement with an unrelated company and $750,000 arising from the sale of the Nose Better® product line.  For the quarter ended December 31, 2003, other income consisted of realized gains as described above of $70,000 and $86,000 from the above mentioned consulting and service agreements.

A comparison of the operating results is as follows:

	Three Months Ended December 31
	(000 omitted)
	2004	2003
Gross Revenues	$2,339	$2,826
Net revenues	$2,179	$2,473
Total costs and expenses	$2816	$2,426
(Loss) income from operations	$(637)	$47
Other income (expense)	$722	$(35)
Net income	$85	$12
Per share:
Net income	$.02	$.00

Lee Pharmaceuticals is engaged in the purchase, manufacture, and marketing of a range of consumer products, including over-the-counter drug items, health and beauty aids, cosmetics and prescription drug products containing controlled substances, and dental/orthodontic products.